                    DiVall Insured Income Properties 2, L.P.

                                 QUARTERLY NEWS

================================================================================

  A publication of The Provo Group, Inc.                  FOURTH QUARTER 2000


Year-end Information

During the year 2000, DiVall 2 distributed $56.92 per unit, including approximately $9.84 representing a return of capital. Overall, this is a 9.2% return for the year (excluding the return of capital).

The annual rate of return is calculated on the current net asset value of $500 per unit.

We are in receipt of nearly all of the properties sales figures for the year 2000 and are pleased to note in most cases they have increased from prior years. The ten Wendy's restaurants continue to do very well. Nine of the ten stores showed in increase an sales, and four stores boasted over a 10% increase! Popeye's, Hooters and KFC also showed significant increases in their sales. Offsetting these were a decrease in sales by all of the Hardee's locations, the Village Inn and the Applebee's.

Last quarter management was successful in negotiating Lease extensions for all ten Wendy's stores. Originally, the Wendy's leases had expiration dates in the year 2009. The new expiration date for each store is November 2016, this date is coterminous with the franchise agreements with Wendy's. With the additional seven years of rent from this, a very successful chain of restaurants, we feel we have not only secured the value of this portfolio, but enhanced it. We also required significant expenditures for store upgrades in connection with the extended terms. It should also be noted that the stores are now owned and managed by a new franchisee, Wencoast Restaurants, Inc.

The year 2001 will begin with getting new property appraisals done. We anticipate these will be completed no later than January 30, 2001. We will report to you the new appraised values next quarter. Additionally, the December 31, 2000 net unit value will become available in February.

________________________________________________________________________________

                            Distribution Highlights

 .    The Fourth Quarter distribution represents a 9.76% (approx.) annualized return from operations based on $23,550,000 (estimated net asset value as of December 31, 1999).

 .    $575,000 total amount distributed for the Fourth Quarter 2000 which was consistent with projections.

 .    $12.42 per unit (approx.) for the Fourth Quarter 2000.

 .    $1,055.00 to $857.00 range of distributions per unit from the first unit
                                                                   -----
     sold to the last unit sold before the offering closed (February 1990),
                 ----
     respectively. (NOTE: Distributions are from both cash flow from operations
                                                 ----
     and "net" cash activity from financing and investing activities.)

Page 2                         DiVall 2                                  4 Q 00

  Statements of Income and Cash Flow Highlights

 .    24% increase in "total" operating revenues from projections for the 4/th/
     Quarter.

 .    Rental income shows an increase due to the way percentage rents are accrued. Therefore, more income was recognized this quarter.

 .    There was a 2% decrease in expenses for the 4/th/ Quarter.


 .    The decrease in expenses is due to lower than expected investor communication costs.


                      ___________________________________

                              Property Highlights

 .    Mulberry Street Grill (Formerly Mr. Munchies, Phoenix, AZ) was delinquent at December 31, 2000, in the amount of $6,159.73. This is the amount of
     December rent and CAM charges.   (During the months of February - June 2000
     this tenant carried a delinquent balance of over $14,000). Management has already contacted this tenant regarding the December payment. If payment is not made in full, the tenant will be defaulted.

 .    Village Inn (Grand Forks, ND) was delinquent at December 31, 2000, in the amount of $8,240. This is a portion of November rent, all of December rent and late fees. Management has sent this tenant a default notice. This is a potential problem property as sales continue to decline.

     _______________________________________________________________

                              Questions & Answers

 .    When can I expect my next distribution mailing?
     Your distribution correspondence for the First Quarter of 2001 is scheduled to be mailed on
     May 15, 2001.

 .    When can I expect my 2000 Schedule K-1?
     The Schedule K-1's will be mailed no later than February 28, 2001.

 .    What is the new net unit value as of December 31, 2001.
     That information is not yet available. We have scheduled to mail out the Net Unit Value letters on or before February 28, 2001.

 .    If I have questions or comments, how can I reach your office?

     Please feel free to contact us at our toll-free number (800) 547-7686 or
     (816) 421-7444 or you may contact us by mail at: The Provo Group, Inc. 101
     W. 11/th/ Street, Suite 1110, Kansas City, MO 64105. Finally, we can also be reached via e-mail at mmcmillin@theprovogroup.com.

------------------------------------------------------------------------------------------------------------------------------------
                                              DIVALL INSURED INCOME PROPERTIES 2 L.P.
                                            STATEMENTS OF INCOME AND CASH FLOW CHANGES
                                        FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2000

-----------------------------------------------------------------------------------------------------------------------------------
                                                                             PROJECTED            ACTUAL              VARIANCE
                                                                         -----------------------------------------------------------
                                                                                4TH                4th
                                                                              QUARTER            QUARTER               BETTER
OPERATING REVENUES                                                           12/31/00            12/31/00              (WORSE)
                                                                           -----------          ----------          -----------
 Rental income                                                             $   695,537          $   865,752           $  170,215
 Interest income                                                                13,600               15,254                1,654
 Other income                                                                        0                  272                  272
                                                                           -----------          -----------           -----------
TOTAL OPERATING REVENUES                                                   $   709,137          $   881,278           $  172,141
                                                                           -----------          -----------           -----------
OPERATING EXPENSES
 Insurance                                                                 $     4,317          $     4,681                ($364)
 Management fees                                                                46,777               46,965                 (188)
 Overhead allowance                                                              3,783                3,789                   (6)
 Advisory Board                                                                  2,600                2,188                  412
 Administrative                                                                 10,702                1,735                8,967
 Professional services                                                           6,550                9,200               (2,650)
 Auditing                                                                       17,000               15,500                1,500
 Legal                                                                           4,500               12,704               (8,204)
 Ground lease termination fee                                                        0                    0                    0
 Loss on disposition of assets                                                       0               10,569              (10,569)
 Defaulted tenants                                                                 900                  390                  510
                                                                           -----------          -----------           ----------
TOTAL OPERATING EXPENSES                                                   $    97,129          $   107,721             ($10,592)
                                                                           -----------          -----------           ----------
GROUND RENT                                                                $    31,650          $    17,911           $   13,739
                                                                           -----------          -----------           ----------
INVESTIGATION AND RESTORATION EXPENSES                                     $         0          $         0           $        0
                                                                           -----------          -----------           ----------
NON-OPERATING EXPENSES
 Depreciation                                                              $    88,098          $    86,100           $    1,998
 Amortization                                                                    2,364                2,866                 (502)
                                                                           -----------          -----------           ----------
TOTAL NON-OPERATING EXPENSES                                               $    90,462          $    88,966           $    1,496
                                                                           -----------          -----------           ----------
TOTAL EXPENSES                                                             $   219,241          $   214,598           $    4,643
                                                                           -----------          -----------           ----------
NET INCOME (LOSS)                                                          $   489,896          $   666,680           $  176,784

OPERATING CASH RECONCILIATION:                                                                                           VARIANCE
                                                                                                                       ----------
 Depreciation and amortization                                                  90,462               88,966               (1,496)
 Recovery of amounts previously written off                                          0                    0                    0
Loss on disposition of assets                                                        0               10,569               10,569
(Increase) Decrease in current assets                                         (126,532)            (325,604)            (199,072)
 (Increase) Decrease in current liabilities                                      5,065               (8,176)             (13,241)
 (Increase) Decrease in cash reserved for payables                              (7,025)               8,000               15,025
Advance from current cash flows for furture distributions                      122,000              122,000                    0
                                                                           -----------           ----------           ----------
Net Cash Provided From Operating Activities                                $   573,866           $  562,435             ($11,431)
                                                                           -----------           ----------           ----------
CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Investment in Deferred Leasing Commissions                                         0             (190,156)            (190,156)
  Proceeds from sale of property and equipment                                       0                    0                    0
                                                                           -----------           ----------           ----------
Net Cash Provided From Investing And Financing
 Activities                                                                $         0            ($190,156)           ($190,156)
                                                                           -----------           ----------           ----------
Total Cash Flow For Quarter                                                $   573,866           $  372,279            ($201,587)

Cash Balance Begining of Period                                              1,093,038            1,009,783              (83,255)
Less 3rd quarter distributions paid 11/00                                     (575,000)            (500,000)              75,000
Change in cash reserved for payables or future distributions                  (114,975)            (130,000)             (15,025)
                                                                           -----------           ----------           ----------
Cash Balance End of Period                                                 $   976,929           $  752,062            ($224,867)

Cash reserved for 4th quarter L.P. distributions                              (575,000)            (575,000)                   0
Cash reserved for payment of payables                                         (104,764)            (128,000)             (23,236)
                                                                           -----------           ----------           ----------
Unrestricted Cash Balance End of Period                                    $   297,165           $   49,062            ($248,103)
                                                                           ===========           ==========           ==========
------------------------------------------------------------------------------------------------------------------------------------
                                                                             PROJECTED            ACTUAL              VARIANCE
                                                                         -----------------------------------------------------------
* Quarterly Distribution                                                   $   575,000           $  575,000            $       0
  Mailing Date                                                                 2/15/01            (enclosed)
------------------------------------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSIONS PURPOSES
                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             2000 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO     (Note 1)

                                   ----------------------------  -------------------------------------  ---------------------------
                                            REAL ESTATE                         EQUIPMENT                          TOTALS
                                   ----------------------------  -------------------------------------  ---------------------------
                                                ANNUAL              LEASE              ANNUAL
--------------------------------                 BASE      %      EXPIRATION           LEASE      % *              ANNUAL
CONCEPT             LOCATION          COST       RENT    YIELD       DATE      COST   RECEIPTS   RETURN     COST   RECEIPTS   RETURN
--------------------------------   ----------------------------  -------------------------------------  ---------------------------
APPLEBEE'S        COLUMBUS, OH     1,059,465   135,780  12.82%                 84,500       0    0.00%   1,143,965  135,780   11.87%

BLOCKBUSTER       OGDEN, UT          646,425   100,554  15.56%                                             646,425  100,554   15.56%

DENNY'S           PHOENIX, AZ        972,726    65,000   6.68%                183,239       0    0.00%   1,155,965   65,000    5.62%
DENNY'S           PHOENIX, AZ        865,900   115,200  13.30%                221,237       0    0.00%   1,087,137  115,200   10.60%
FIESTA TIME       TWIN FALLS, ID     699,032    83,200  11.90%                190,000       0    0.00%     889,032   83,200    9.36%
MR. MUNCHIES (3)  PHOENIX, AZ        500,000    50,800  10.16%                 14,259       0    0.00%     514,259   50,800    9.88%

HARDEE'S (5)      S MILWAUKEE, WI    808,032    64,000   7.92%                                             808,032   64,000    7.92%
HARDEE'S (5)      HARTFORD, WI       686,563    64,000   9.32%                                             686,563   64,000    9.32%
HARDEE'S (5)      MILWAUKEE, WI    1,010,045    76,000   7.52%           (4)  260,000       0    0.00%   1,421,983   76,000    5.34%
                                                                              151,938       0    0.00%
HARDEE'S (5)      FOND DU LAC,WI     849,767    88,000  10.36%           (4)  290,469       0    0.00%   1,140,236   88,000    7.72%
HARDEE'S (5)      MILWAUKEE,WI             0         0   0.00%                780,000       0    0.00%     780,000        0    0.00%

HOOTER'S          R.HILLS, TX      1,246,719    95,000   7.62%                                           1,246,719   95,000    7.62%

HOSTETTLER'S      DES MONIES, IA     845,000    55,584   6.58%                 52,813       0    0.00%     897,813   55,584    6.19%

KFC               SANTA FE, NM       451,230    60,000  13.30%                                             451,230   60,000   13.30%

MIAMI SUBS        PALM BEACH, FL     743,625    39,000   5.24%                                             743,625   39,000    5.24%
--------------------------------   ----------------------------  -------------------------------------  ---------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 2000 is based on 1999 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent.
     4: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food Systems as a reduced rental rate from that stated in the original leases.

PROJECTIONS FOR
DISCUSSION PURPOSES
                                                              DIVALL INSURED INCOME PROPERTIES 2 LP
                                                                      1999 PROPERTY SUMMARY
                                                                  AND RELATED ESTIMATED RECEIPTS

PORTFOLIO     (Note 1)
                                  -----------------------------  ------------------------------------- -----------------------------
                                            REAL ESTATE                         EQUIPMENT                         TOTALS
                                  -----------------------------  ------------------------------------- -----------------------------
                                                ANNUAL              LEASE              ANNUAL
--------------------------------                 BASE      %      EXPIRATION           LEASE     %                 TOTAL
CONCEPT         LOCATION              COST       RENT    YIELD       DATE      COST   RECEIPTS RETURN      COST    RECEIPTS RETURN
--------------------------------  -----------------------------  ------------------------------------- -----------------------------
POPEYE'S        PARK FOREST, IL      580,938    77,280  13.30%                                            580,938    77,280  13.30%

SUNRISE PS      PHOENIX, AZ        1,084,503   127,920  11.80%                 79,219       0  0.00%    1,182,735   127,920  10.82%
                                                                               19,013       0  0.00%
VILLAGE INN     GRAND FORKS, ND      739,375    84,000  11.36%                                            739,375    84,000  11.36%

WENDY'S         AIKEN, SC            633,750    90,480  14.28%                                            633,750    90,480  14.28%
WENDY'S         CHARLESTON, SC       580,938    76,920  13.24%                                            580,938    76,920  13.24%
WENDY'S         N. AUGUSTA, SC       660,156    87,780  13.30%                                            660,156    87,780  13.30%
WENDY'S         AUGUSTA, GA          728,813    96,780  13.28%                                            728,813    96,780  13.28%
WENDY'S         CHARLESTON, SC       596,781    76,920  12.89%                                            596,781    76,920  12.89%
WENDY'S         AIKEN, SC            776,344    96,780  12.47%                                            776,344    96,780  12.47%
WENDY'S         AUGUSTA, GA          649,594    86,160  13.26%                                            649,594    86,160  13.26%
WENDY'S         CHARLESTON, SC       528,125    70,200  13.29%                                            528,125    70,200  13.29%
WENDY'S         MT. PLEASANT, SC     580,938    77,280  13.30%                                            580,938    77,280  13.30%
WENDY'S         MARTINEZ, GA         633,750    84,120  13.27%                                            633,750    84,120  13.27%
--------------------------------  -----------------------------  ------------------------------------  -----------------------------
--------------------------------  -----------------------------            --------------------------  -----------------------------
PORTFOLIO TOTALS (27 Properties)  20,158,534 2,224,738  11.04%              2,326,687       0  0.00%   22,485,221 2,224,739   9.89%
--------------------------------  -----------------------------            --------------------------  -----------------------------


Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.

                                  Page 2 of 2